EXHIBIT 23.4

                              CONSENT TO BE NAMED

     The undersigned, Regis F. Burke, the principal of Regis F. Burke,
CPA -- Corporate Transaction Consulting Services, hereby consents to the references to my name, the name of my company, and the services performed thereby for the Board of Directors of Automated Graphic Systems, Inc. in connection with the proposed sale of that company under the heading "The Merger -- Background of the Merger" in the Registration Statement on Form S-4 (File No. 333-66473), as amended, of Consolidated Graphics, Inc.

/s/  REGIS F. BURKE
     Regis F. Burke
     Principal
     Regis F. Burke, CPA -- Corporate Transaction Consulting Services

January 19, 1999